Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

between

KEYCORP

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee

DATED AS OF JUNE 20, 2006

supplementing that certain

Junior Subordinated Indenture

dated as of December 4, 1996

as supplemented by that certain

First Supplemental Indenture

dated as of June 13, 2005

and that certain

Second Supplemental Indenture

dated as of August 1, 2005

THIRD SUPPLEMENTAL INDENTURE, dated as of June 20, 2006 (this “Supplemental Indenture”), between KEYCORP, an Ohio corporation (hereinafter called the “Company”), having its principal office at 127 Public Square, Cleveland, Ohio 44114-1306, and DEUTSCHE BANK TRUST COMPANY AMERICAS (formerly known as Bankers Trust Company), a New York banking corporation, as Trustee (hereinafter called the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have entered into that certain Junior Subordinated Indenture, dated as of December 4, 1996 (the “Base Indenture”), that certain First Supplemental Indenture, dated as of June 13, 2005 (the “First Supplemental Indenture”), and that certain Second Supplemental Indenture, dated as of August 1, 2005 (the “Second Supplemental Indenture” and, together with the First Supplemental Indenture and the Base Indenture, the “Indenture”) providing for the issuance from time to time of Securities;

WHEREAS, pursuant to Section 2.1 and 3.1 of the Indenture, the Company desires to provide for the establishment of a new series of Securities under the Indenture to be known as its 7% Junior Subordinated Debentures due 2066, the form and substance of such Securities and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Supplemental Indenture;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been satisfied; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.

NOW, THEREFORE, in consideration of the premises and the purchase of the Securities by the Holders thereof from time to time on or after the date hereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all such Holders, that the Indenture is supplemented and amended, to the extent and for the purposes expressed herein, as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture.

Section 1.2 In addition, the following terms used in this Supplemental Indenture have the following respective meanings:

“Alternative Payment Mechanism” means the agreements as to the Debentures set forth in paragraphs (h), (j), (k) and (l) of Section 2.1(a) hereof.

“APM Period” means the period commencing immediately after the termination of an Extension Period consisting of 20 consecutive quarterly periods, and ending on the first Interest Payment Date on which the Company has paid all accrued and unpaid interest.

“Base Indenture” has the meaning set forth in the Declarations.

“Capital Securities” means the 7% Enhanced Trust Preferred Securities, liquidation amount $25 per security and $250,000,000 in the aggregate, issued by the Trust pursuant to the Trust Agreement.

“Change in 1940 Act Law” means a change (including any announced proposed change) in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority.

“Company” has the meaning set forth in the introductory paragraph to this instrument.

“Debentures” has the meaning set forth in Section 2.1(a) hereof.

“Eligible Equity” means (i) shares of the Company’s common stock (including treasury shares and shares of common stock sold pursuant to the Company’s dividend reinvestment plan and employee benefit plans), and/or (ii) shares of the Company’s perpetual non-cumulative preferred stock.

“Eligible Equity Proceeds” means, for each Interest Payment Date, the net cash proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuances) received by the Company during the 180-day period prior to such Interest Payment Date from the sale or offering of Eligible Equity to persons that are not Affiliates of the Company.

“First Supplemental Indenture” has the meaning set forth in the Recitals.

“FRB” means the Board of Governors of the Federal Reserve System and includes the Federal Reserve Bank of Cleveland and any other Federal Reserve Bank having primary regulatory authority of the Company.

“Indenture” has the meaning set forth in the Recitals.

“Investment Company Event” means the receipt by the Company and the Trust of an opinion of an independent counsel experienced in matters relating to investment companies (which opinion shall not have been rescinded), to the effect that, as a result of any Change in 1940 Act Law that becomes effective on or after the original issuance of the Capital Securities, the Trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940.

“Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:

(a) trading in securities generally on the New York Stock Exchange or any other national securities exchange or over-the-counter market on which the Company’s common stock or preferred shares is then listed or traded shall have been suspended or its settlement generally shall have been materially disrupted;

(b) the Company would be required to obtain the consent or approval of a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue Eligible Equity and the Company shall have failed to obtain that consent or approval notwithstanding the Company’s commercially reasonable efforts to obtain that consent or approval (including, without limitation, failing to obtain the approval of the FRB for the issuance, offer and sale of Eligible Equity, after having notified the FRB of the commencement of the APM Period and sought such approval in accordance with Section 2.1(i) hereof); or

(c) an event occurs and is continuing as a result of which the offering document for the offer and sale of the Company’s Eligible Equity would, in the Company’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in that offering document or necessary to make the statements in that offering document not misleading and either (a) the disclosure of that event at the time the event occurs, in the Company’s reasonable judgment, would have a material adverse effect on the Company’s business or (b) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the Company’s ability to consummate that transaction, provided that one or more events described in this subsection (c) shall not constitute a Market Disruption Event with respect to more than one Interest Payment Date.

“MDE Certification” means an Officers’ Certificate of the Company delivered in advance of an Interest Payment Date certifying that:

(a) a Market Disruption Event was existing after the immediately preceding Interest Payment Date; and

(b) either (1) the Market Disruption Event continued for the entire period from the Business Day immediately following the preceding Interest Payment Date to the Business Day immediately preceding the date on which such certification is provided or (2) the Market Disruption Event continued for only part of such period but the Company was unable after commercially reasonable efforts to raise sufficient Eligible Equity Proceeds during the rest of that period to pay all accrued and unpaid interest due on the Interest Payment Date with respect to which such MDE Certification is being delivered; and

identifying the type of Market Disruption Event that has occurred with respect to the applicable Interest Payment Date, and the date(s) on which such event occurred or existed.

“Regulatory Capital Event” means the reasonable determination by the Company that, as a result of: (1) any amendment to, or change (including any announced prospective change) in, the laws or any applicable regulation of the United States or any political subdivision; or (2) any official or administrative pronouncement or action or judicial decision for interpreting or applying such laws or regulations, which amendment or change is effective or pronouncement or decision is announced on or after the date of original issuance of the Capital Securities, there is more than an insubstantial risk of impairment of the Company’s ability to treat the Capital Securities (or any substantial portion thereof) as Tier 1 capital (or its then equivalent) for purposes of the capital adequacy guidelines of the FRB in effect and applicable to the Company.

“Second Supplemental Indenture” has the meaning set forth in the Recitals.

“Special Event” means a Tax Event, a Regulatory Capital Event or an Investment Company Event.

“Supplemental Indenture” has the meaning set forth in the introductory paragraph to this instrument.

“Tax Event” means the receipt by the Company or the Trust of an opinion of tax counsel (which may be the Company’s counsel or counsel of an Affiliate but not an employee and must be reasonably acceptable to the Property Trustee) experienced in such matters (which opinion shall not have been rescinded), to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein; or any court, governmental agency or regulatory authority interpreting or applying such laws or regulations, there is more than an insubstantial risk that (1) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Debentures; (2) interest payable by the Company on the Debentures is not, or within 90 days of the date of such opinion will not be, deductible, in whole or in part, by the Company, for United States federal income tax purposes; or (3) the Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

“Trust” has the meaning set forth in Section 2.1(a) hereof.

“Trust Agreement” has the meaning set forth in Section 2.1(a) hereof.

“Trustee” has the meaning set forth in the introductory paragraph to this instrument.

ARTICLE II

TERMS OF SERIES OF SECURITIES

Section 2.1. Pursuant to Sections 2.1 and 3.1 of the Indenture, there is hereby established a series of Securities, the terms of which shall be as follows:

(a) Designation. The Securities of this series shall be known and designated as the “7% Junior Subordinated Debentures due 2066” of the Company (the “Debentures”). The Debentures initially shall be issued to KeyCorp Capital VIII, a Delaware statutory trust (the “Trust”). The Trust Agreement for the Trust shall be the Amended and Restated Trust Agreement, dated as of June 20, 2006, among the Company, as Sponsor, Deutsche Bank Trust Company Delaware, as Delaware Trustee, Deutsche Bank Trust Company Americas, as Property Trustee, and the Administrative Trustees named therein (the “Trust Agreement”). The Guarantee will be issued pursuant to the Guarantee Agreement, dated as of June 20, 2006, between the Company and Deutsche Bank Trust Company Americas, as Guarantee Trustee.

(b) Aggregate Principal Amount. The maximum aggregate principal amount of the Debentures which may be authenticated and delivered under the Indenture and this Supplemental Indenture is $250,010,000 (except for Debentures authenticated and delivered upon registration of transfer of, or exchange for, or in lieu of, other Debentures pursuant to Section 3.4, 3.6, 3.7, 9.6 or 11.6 of the Indenture).

(c) Denominations. The Debentures will be issued only in fully registered form, and the authorized minimum denomination of the Debentures shall be $25 principal amount and any integral multiple thereof.

(d) Maturity. The principal amount of the Debentures shall be payable in full on June 15, 2066 subject to and in accordance with the provisions of the Indenture and this Supplemental Indenture.

(e) Rate of Interest. The rate at which the Debentures shall bear interest will be 7% per annum; the date from which such interest shall accrue is June 20, 2006; the Interest Payment Dates (as defined in the Indenture) on which such interest shall be payable are March 15, June 15, September 15 and December 15 of each year, commencing September 15, 2006. Interest payments not paid when due will themselves accrue Additional Interest at the annual rate of 7% on the amount of unpaid interest, to the extent permitted by law, compounded quarterly. The amount of interest payable for any period will be computed on the basis of a 360-day year comprised of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of a 30-day month and, for periods of less than a month, the actual number of days elapsed per 30-day month. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment shall be postponed to the next succeeding Business Day, without any interest or other payment in respect of such delay.

(f) To Whom Interest Payable. Interest will be payable to the person in whose name the Debentures are registered at the close of business on the Regular Record Date next preceding the Interest Payment Date, except that, interest payable on the Stated Maturity of the principal of the Debentures shall be paid to the Person to whom principal is paid.

(g) Option to Defer Interest Payments. Interest payments on the Debentures shall be subject to deferral to the extent and in the manner provided in Section 3.12 of the Indenture for one or more Extension Periods of up to 20 consecutive quarterly periods. If the Company has deferred interest payments under this clause (g) for an Extension Period consisting of 20 consecutive quarterly periods, no interest will be due or payable on the Interest Payment Date relating to the last such quarterly period; provided, however, that all accrued and unpaid interest (including any Additional Interest) will become due and payable on the next subsequent Interest Payment Date, subject to the Company’s right to further defer interest on any Interest Payment Date during an APM Period as described in clause (h) below. With respect to each Interest Payment Date, the Company shall deliver to the Trustee written notice of any optional deferral pursuant to this clause (g) at least 10 Business Days and not more than 60 Business Days prior to such Interest Payment Date (which notice requirement shall be in lieu of, and not in addition to, the notice requirement described in the last sentence of the first paragraph of Section 3.12 of the Indenture, which shall not apply to the Debentures.)

(h) Deferral During APM Period. The Company shall have the right, at any time and from time to time during the term of the Debentures, to defer payment of interest due on any Interest Payment Date during an APM Period if the Company shall have delivered to the Trustee an MDE Certification with respect to such Interest Payment Date no more than 20 Business Days and not less than 10 Business Days in advance thereof, provided that the Company may not defer interest pursuant to this clause (h) on or after the Maturity of the Debentures, or if such deferral would result in the Company having failed to pay accrued interest in full on more than 40 consecutive Interest Payment Dates.

(i) Limitation on Dividends and Other Payments. The clause at the end of the first sentence of Section 3.12 of the Indenture beginning with the phrase “provided, further, that during any such Extension Period” shall apply during an APM Period as well as an Extension Period and, accordingly, as applied to the Debentures, is hereby amended to read “provided, further, that during any such Extension Period and during any APM Period . . . ”.

(j) FRB Approvals. The Company shall notify the FRB prior to or promptly after the commencement of an APM Period and shall seek the approval of the FRB if and when required from time to time for the issuance, offer or sale of Eligible Equity and the application of the related proceeds as described in clause (k) below.

(k) Limitation on Source of Payment of Interest During APM Period. On any Interest Payment Date during an APM Period, the Company covenants not to pay any accrued and unpaid interest on the Debentures except on an Interest Payment Date and except in an aggregate amount for each Interest Payment Date that does not exceed the Eligible Equity Proceeds with respect to such Interest Payment Date raised by the Company pursuant to clause (m) below.

(l) Obligation After Five Years of Optional Deferral. With regard to each Interest Payment Date during any APM Period, except any Interest Payment Date for which the Company has delivered a timely MDE Certification pursuant to clause (h) above, the Company covenants to issue and sell Eligible Equity in an amount that will generate sufficient Eligible Equity Proceeds to enable the Company to pay all accrued and unpaid interest on the Debentures in full on such Interest Payment Date in accordance with clause (k) above. The Company covenants to apply all Eligible Equity Proceeds raised pursuant to this clause (l) to the payment of accrued and unpaid interest on the applicable Interest Payment Date until all accrued and unpaid interest shall have been paid in full.

(m) Events of Default and Remedies. For the Debentures, Sections 5.1 and 5.2 of the Indenture shall not apply and shall be replaced with Annex A attached hereto.

(n) Location of Payment. Payment of the principal of (and premium, if any) and interest on the Debentures will be made at the corporate trust office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated by the Person entitled thereto as specified in the Securities Register; provided, further, that, for so long as the Trust appears on the Securities Register as a Holder of Debentures and in a timely manner has provided wire transfer instructions to the Company with respect to payments on the Debentures, all payments to the Trust as Holder of Debentures shall be made by wire transfer in immediately available funds to the account specified in such wire transfer instructions. The office where the Debentures may be presented or surrendered for payment and the office where the Debentures may be surrendered for transfer or exchange and where notices and demands to or upon the Company in respect of the Debentures and the Indenture may be served shall be the Corporate Trust Office. The Trustee shall act as Paying Agent.

(o) Redemption. The Debentures are redeemable at the option of the Company, subject to the terms and conditions of Article XI of the Indenture and subject to the Company having received prior approval from the FRB if then required under applicable capital guidelines or policies of the FRB, at 100% of their principal amount plus accrued and unpaid interest (1) in whole or in part, on one or more occasions at any time on or after June 15, 2011, or (2) in whole at any time if a Special Event has occurred and is continuing and the Company cannot cure the Special Event by some reasonable action, in which case the Company may redeem the Debentures within 90 days following the occurrence of the Special Event.

(p) Sinking Fund. The Debentures shall not be subject to any sinking fund or analogous provisions.

(q) Forms. The Debentures shall be substantially in the form of Annex B attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same. The Trust Agreement shall be substantially in the form of Annex C attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same. The Guarantee Agreement shall be substantially in the form of Annex D attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same.

(r) Subordination. The subordination provisions of Article XIII of the Indenture shall apply; provided, however, that for the purposes of the Debentures (but not for the purposes of any other Securities unless specifically set forth in the terms of such Securities), the definitions of “Allocable Amounts”, “Senior Debt” and “Senior Indebtedness” in the Indenture are hereby amended in their entirety to read as follows:

“‘Allocable Amounts,’ when used with respect to any Senior Subordinated Debt or Junior Subordinated Debt, means the amount necessary to pay all principal (and premium, if any) and interest, if any, on such Senior Subordinated Debt or Junior Subordinated Debt, as applicable, in full less, if applicable, any portion of such amount which would have been paid to, and retained by, the holders of such Senior Subordinated Debt or Junior Subordinated Debt, as applicable (whether as a result of the receipt of payments by the holders of such Senior Subordinated Debt or Junior Subordinated Debt, as applicable, or any other obligor thereon or from any holders of, or trustee in respect of, other indebtedness that is subordinate and junior in right of payment to such Senior Subordinated Debt or Junior Subordinated Debt, as applicable, pursuant to any provision of such indebtedness for the payment over of amounts received on account of such indebtedness to the holders of such Senior Subordinated Debt or Junior Subordinated Debt, as applicable) but for the fact that such Senior Subordinated Debt or Junior Subordinated Debt, as applicable, is subordinate or junior in right of payment to trade accounts payable or accrued liabilities arising in the ordinary course of business.”

“‘Senior Debt’ means any obligation of the Company to its creditors, whether now outstanding or subsequently incurred, other than any obligation as to which, in the instrument creating or evidencing the obligation or pursuant to which the obligation is outstanding, it is provided that such obligation is not Senior Debt; provided, however, that Senior Debt does not include Senior Subordinated Debt, Junior Subordinated Debt or Pari Passu Securities.”

“‘Senior Indebtedness’ means (i) Senior Debt (but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business), (ii) the Allocable Amounts of Senior Subordinated Debt, and (iii) the Allocable Amounts of Junior Subordinated Debt.”

Additionally,

“Pari Passu Securities” means (i) indebtedness (A) the terms of which provide that such indebtedness ranks equally with the Debentures in right of payment and upon liquidation and (B) that qualifies or is issued to financing vehicles issuing securities that qualify as Tier 1 capital of the Company under the capital guidelines of the FRB; and (ii) guarantees of indebtedness described in clause (i) or securities issued by one or more financing vehicles described in clause (i)(B).

ARTICLE III

MISCELLANEOUS

Section 3.1. If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939 through operation of Section 318(c) thereof, such imposed duties shall control.

Section 3.2. The Article headings herein are for convenience only and shall not effect the construction hereof.

Section 3.3. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 3.4. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.5. Nothing in this Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this Supplemental Indenture.

Section 3.6. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 3.7. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

* * *

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

KEYCORP

By:	/s/ Daniel R. Stolzer
Name:	Daniel R. Stolzer
Title:	Vice President and Deputy General Counsel

Attest:

By	/s/ Steven N. Bulloch
Name:	Steven N. Bulloch
Title:	Assistant Secretary

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By Deutsche Bank National Trust Company

By:	/s/ Yana Kalachikova
Name:	Yana Kalachikova
Title:	Assistant Vice President

By:	/s/ Rodney Gaughan
Name:	Rodney Gaughan
Title:	Assistant Vice President

Attest:

By	/s/ Irina Golovashchuk
Name:	Irina Golovashchuk
Title:	Assistant Vice President

Annex A

Section 5.1. Events of Default; Debenture Default.

(a) “Event of Default”, wherever used herein with respect to the Debentures, means any one of the following events (whatever the reason for such Event of Default and whether it shall be occasioned by the provisions of Article Thirteen or be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default for 30 calendar days in the payment of any interest on the Debentures when it becomes due and payable (whether or not such payment is prohibited by the subordination provisions in Article XIII of the Indenture as supplemented by this Second Supplemental Indenture); however, a default under this provision will not arise (i) unless the Company has properly deferred the interest in connection with an Extension Period that has continued for 20 consecutive quarterly periods or (ii) when the Alternative Payment Mechanism applies; or

(2) any non-payment of interest on the Debentures, whether due to an optional deferral or otherwise, that continues for 10 consecutive years without all accrued and unpaid interest (including compounded interest) having been paid in full; or

(3) the Trust shall have voluntarily or involuntarily dissolved, wound-up its business or otherwise terminated its existence, except in connection with (i) distribution of the Debentures to holders of the Capital Securities, (ii) the redemption of all of the outstanding Capital Securities or (iii) a merger, consolidation or amalgamation of the Trust permitted under the Trust Agreement; or

(4) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of the Company under the Bankruptcy Code or any other similar applicable Federal or State law, which decree or order shall have continued undischarged and unstayed for a period of 60 days; or the entry of a decree or order of a court having jurisdiction in the premises for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Company or of its property, or for the winding up or liquidation of its affairs, which decree or order shall have continued undischarged and unstayed for a period of 60 days; or

(5) the commencement by the Company of voluntary proceedings to be adjudicated a bankrupt, or consent by the Company to the filing of a bankruptcy proceeding against it, or the filing by the Company of a petition or answer or consent seeking reorganization under the Bankruptcy Code or any other similar Federal or State law, or consent by the Company to the filing of any such petition, or the consent by the Company to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or of its property, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due.

(b) “Debenture Default”, wherever used herein with respect to Debentures, means any one of the following events (whatever the reason for such Default and whether it shall be occasioned by the provisions of Article Thirteen or be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation or any administrative or governmental body):

(1) an Event of Default with respect to Debentures; or

(2) a default in the payment of any installment of interest (including any Additional Interest) on any Debenture when such interest becomes due and payable and such default continues for a period of 30 days (subject to the deferral of any due date in the case of an Extension Period), or

(3) a default in the payment of the principal of (or premium, if any, on) any Debenture at its Maturity; or

(4) failure on the part of the Company duly to observe or perform any other of the covenants or agreements on the part of the Company in the Debentures or in the Indenture (as supplemented, in the case of the Debentures, by the Second Supplemental Indenture), including under the Alternative Payment Mechanism, for a period of 90 days after the date on which written notice of such failure, requiring the Company to remedy the same, shall have been given to the Company by the Trustee by registered or certified mail or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Debentures.

Section 5.2. Acceleration of Maturity; Rescission and Annulment.

If an Event of Default described in clause (1), (2) or (3) of Section 5.1(a) with respect to the Debentures occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Debentures may declare the principal amount of all the Debentures to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), provided that, for so long as the Trust is the holder of all of the Outstanding Debentures, if, upon such an Event of Default, the Trustee fails to declare the principal of all the Outstanding Debentures to be immediately due and payable, the holders of at least 25% in aggregate Liquidation Amount (as defined in the Trust Agreement) of the Capital Securities then outstanding shall have the right to make such declaration by a notice in writing to the Company and the Trustee; and upon any such declaration such principal amount (or specified portion thereof) of and the accrued interest (including any Additional Interest) on all the Debentures shall become immediately due and payable. Payment of principal and interest (including any Additional Interest) on the Debentures shall remain subordinated to the extent provided in the Indenture (as supplemented by the Second Supplemental Indenture) notwithstanding that such amount shall become immediately due and payable as herein provided. If an Event of Default described in Section 5.1(a)(4) or 5.1(a)(5) with respect to Debentures occurs, the principal amount of all the Debentures shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.

At any time after such a declaration of acceleration with respect to the Debentures has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article provided, the Holders of a majority in aggregate principal amount of the Outstanding Debentures, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

(1) the Company has paid or deposited with the Trustee a sum sufficient to pay:

(A) all overdue installments of interest (including any Additional Interest) on all the Debentures,

(B) the principal of (and premium, if any, on) the Debentures that have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Debentures, and

(C) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

(2) all Events of Default with respect to the Debentures, other than the non-payment of the principal of the Debentures that has become due solely by such acceleration, have been cured or waived as provided in Section 5.13.

Annex B

Form of Debentures1

KEYCORP

•% Junior Subordinated Debentures due 2066

No. •

$

CUSIP No. •

KEYCORP, a corporation organized and existing under the laws of the State of Ohio (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay Deutsche Bank Trust Company Americas, as Property Trustee of KEYCORP CAPITAL VIII, or registered assigns, the principal sum of                      dollars ($             ) on June 15, 2066. The Company further promises to pay interest on said principal sum from June 20, 2006 or from the most recent interest payment date (each such date, an “Interest Payment Date”) on which interest has been paid or duly provided for, quarterly (subject to deferral as set forth herein) in arrears on March 15, June 15, September 15 and December 15 of each year, commencing September 15, 2006, at the rate of 7% per annum, until the principal hereof shall have become due and payable, and on any overdue principal and (without duplication and to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum, compounded quarterly. The amount of interest payable for any period will be computed on the basis of a 360-day year comprised of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of a 30-day month period and, for periods of less than a month, the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on this Security is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay). A “Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or (iii) a day on which the Corporate Trust Office of the Property Trustee or the principal offices of the Property Trustee under the Trust Agreement hereinafter referred to for KEYCORP CAPITAL VIII, is closed for business. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this

[1]	This form assumes that KeyCapital VIII is the sole holder of record of the Debentures. If Debentures are held by any other Person, pursuant to Section 2.1 of the Base Indenture the Company shall establish by Board Resolution a revised form of Debenture.

Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be (i) the Business Day next preceding such Interest Payment Date if this Security is issued in the form of a Global Security, or (ii) the fifteenth (15) day (whether or not a Business Day) preceding such Interest Payment Date if this Security is not issued in the form of a Global Security. Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than ten (10) days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more full provided in said Indenture.

So long as no Event of Default has occurred and is continuing, the Company shall have the right at any time and from time to time during the term of this Security to defer payment of interest on this Security for up to twenty consecutive quarterly interest payment periods with respect to each deferral period (each an “Extension Period”), but shall (subject to its rights to further defer interest on Interest Payment Dates during an APM Period as described in the Indenture) pay all interest then accrued and unpaid (together with interest thereon to the extent permitted by applicable law, compounded quarterly at the rate specified in this Security) on the first Interest Payment Date following the termination of such Extension Period; provided, however, that no Extension Period shall extend beyond the Stated Maturity of the principal of this Security. Upon termination of any such Extension Period and upon the payment of all accrued and unpaid interest (including any Additional Interest) then due, the Company may elect to begin a new Extension Period, subject to the above requirements. No interest shall be due and payable during an Extension Period except on the first Interest Payment Date thereafter.

The Company also shall have the right, at any time and from time to time during the term of this Security, to defer payment of interest due on any Interest Payment Date during an APM Period (as defined in the Indenture), subject to certain limitations described in the Indenture, if the Company shall have delivered to the Trustee an MDE Certification (as defined in the Indenture) with respect to such Interest Payment Date as described in the Indenture, provided that the Company may not so defer interest on or after the maturity date of, or redemption date for, this Security, or if such deferral would result in the Company having failed to pay accrued interest in full on more than forty (40) consecutive Interest Payment Dates. On any Interest Payment Date during an APM Period, the Company covenants not to pay any accrued and unpaid interest on this Security except on an Interest Payment Date and except in an aggregate amount for each Interest Payment Date that does not exceed the Eligible Equity Proceeds (as defined in the Indenture) raised by the Company as described in the Indenture.

The Company shall not pay on any Interest Payment Date interest that has accrued on this Security during the quarterly interest period immediately preceding such Interest Payment Date, unless the Company pays therewith all accrued and unpaid interest (including any Additional Interest) at such time outstanding on this Security, including without limitation accrued and unpaid interest that has been deferred pursuant to the provisions described in the preceding two paragraphs.

During any such Extension Period or APM Period, the Company shall not, and shall not permit any Subsidiary of the Company to, (i) declare or pay any dividends or distributions on or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to this Security or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any Subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Security (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or shareholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such stock) as consideration in an acquisition transaction entered into prior to the Extension Period, (b) as a result of an exchange or conversion of any class of series of the Company’s capital stock for any other indebtedness for any class or series of the Company’s capital stock, (c) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with the implementation or amendment of the Company shareholders’ rights plan (or any successor thereto), or the issuance of rights, stock or other property under any such rights plan, or the redemption or repurchase of rights pursuant to, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock).

Payment of principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated in writing at least fifteen (15) days before the relevant Interest Payment Date by the Person entitled thereto as specified in the Securities Register; provided, further, that for so long as KeyCorp Capital VIII appears on the Securities Register as a Holder of Debentures and in a timely manner has provided wire transfer instructions to the Company with respect to payments on the Debentures, all payments to KeyCorp Capital VIII as Holder of Debenture shall be made by wire transfer in immediately available funds to the account specified in such wire transfer instructions.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinated and subject in right of payments to the prior payment in full of all Senior Debt (as such definition is modified in the Second Supplemental Indenture with respect to this Security), and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Debt, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

Reference is made hereby to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

KEYCORP

By:
Name:
Title:

Attest:

Assistant Secretary

Dated: •, 2006

REVERSE OF SECURITY

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under a Junior Subordinated Indenture, dated as of December 4, 1996, as supplemented by the First Supplemental Indenture, dated as of June 13, 2005, a Second Supplemental Indenture, dated as of August 1, 2005, and a Third Supplemental Indenture, dated as of June 20, 2006 (herein together called the “Indenture”), between the Company and Deutsche Bank Trust Company Americas, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate principal amount of $250,010,000 issuable on one or more occasions.

All terms used in this Security that are defined in the Indenture or in the Second Amended and Restated Trust Agreement, dated as of June 20, 2006 (the “Trust Agreement”), for KEYCORP CAPITAL VIII, among KeyCorp, as Sponsor, and the Trustees named therein, shall have the meanings assigned to them in the Indenture or the Trust Agreement, as the case may be.

The Company may at any time, at its option, on or after June 15, 2011, and subject to the terms and conditions of Article XI of the Indenture and Section 2.1(o) of the Third Supplemental Indenture, and subject to prior approval by the Board of Governors of the Federal Reserve System if then required, redeem this Security in whole at any time or in part from time to time, without premium or penalty, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest including Additional Interest, if any, to the Redemption Date.

Upon the occurrence and during the continuation of a Tax Event, Investment Company Event or a Regulatory Capital Event in respect of a Trust, the Company may, at its option, at any time within 90 days of the occurrence of such Tax Event, Investment Company Event or Regulatory Capital Event redeem this Security, in whole but not in part, subject to the provisions of Article XI of the Indenture, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, including Additional Interest, if any, to the Redemption Date.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company of certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of all series to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the

Securities of all series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holders of this Security and of any Security issued upon the registration and transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, if an Event of Default with respect to the Securities of this series at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less that 25% in principal amount of the Outstanding Securities of this series may declare the principal amount of all the Securities of this series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), provided that, in the case of the Securities of this series issued to a Trust, if upon an Event of Default, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of this series fails to declare the principal of all the Securities of this series to be immediately due and payable, the holders of at least 25% in aggregate Liquidation Amount of the Capital Securities then outstanding shall have such right by a notice in writing to the Company and the Trustee; and upon any such declaration the principal amount of and the accrued interest (including Additional Interest) on all the Securities of this series shall become immediately due and payable, provided that the payment of principal and interest (including Additional Interest) on such Securities shall remain subordinated to the extent provided in Article XIII of the Indenture and Section 2.1(r) of the Third Supplemental Indenture.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, places and rate, and in the coin or currency, herein prescribed (subject to the deferral rights of the Company described in the Indenture).

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 10.2 of the Indenture duly endorsed by, or accompanied by written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration or transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Securities of this series are issuable only in registered form without coupons in denominations of $25 and in any multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for like aggregate principal amount of Securities of such series of a different authorized denomination, as requested by the Holder surrendering the same.

The Company and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires beneficial interest in, this Security agree that for United States federal, state and local tax purposes it is intended that this Security constitute indebtedness.

THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

This is one of the Securities referred to in the mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

By:
Authorized Signatory

Dated: •, 2006

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